E-Mail to Unitholders Announcing the FSI Low-Beta Absolute Return Fund’s

Extension of the Expiration Date of its Tender Offer to March 5, 2021

Today FSI Low-Beta Absolute Return Fund (the “Fund”) filed an amendment to its Tender Offer Statement on Schedule TO that extends the expiration date of the tender offer period. The offer to purchase your Units in exchange for a cash payment will expire at 11:59 p.m., Eastern Time, on March ____, 2021, unless we extend the offer for an additional period of time. As of 4:30 p.m. Eastern Time on February 26, 2021, no Units of the Fund had been tendered.

Unitholders who have already tendered their Units and do not wish to withdraw them do not need to take any further action. If you wish to tender your outstanding Units, you complete, sign, and either: (a) mail or otherwise deliver a Letter of Transmittal as previously mailed to you to FSI Low Beta Absolute Return Fund, C/O Ultimus Fund Solutions, LLC, PO Box 46707, Cincinnati, OH 45246-0707 (for certified mail, return receipt requested) or to FSI Low Beta Absolute Return Fund, C/O Ultimus Fund Solutions, LLC at 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246 (for overnight mail); or (b) fax it to the Fund at 1-513-587-3438, so that it is received before 11:59 P.M., Eastern Time, on the New Expiration Date. If the Unitholder elects to fax the letter of transmittal, it must mail the original letter of transmittal to the fund promptly after it is faxed (although the original does not have to be received by mail before 11:59 p.m., Eastern Time on the New Expiration Date. in each case, before 11.59 p.m. Eastern Time, on March 5, 2021, or on such later expiration date if the offer is extended. Only responses that are complete, signed and actually received by Fund by the New Expiration Date will be accepted.

You should direct questions about the offer or requests for assistance or for additional copies of the offer to purchase or the documents relating to the offer by contacting the Fund at 1-877-379-7380 or at one of the addresses or the fax number listed above, Monday through Friday, except holidays, during normal business hours of 8:30 a.m. to 5:30 p.m. (Eastern Time).

This notice does not constitute the offer to purchase. The full terms of the offer are described in the Offer to Purchase and Letter of Transmittal. These documents were filed by the Fund January 25, 2021 with its Tender Offer Statement on Schedule TO and can be accessed through the U.S. Securities and Exchange Commission’s website at www.sec.gov.

12. EXHIBITS.

Reference is hereby made to the following exhibits, which collectively constitute the Offer and are incorporated herein by reference:

B.	Amendment to Offer to Purchase.
C.	Form of Letter of Transmittal.
D.	Form of Notice of Withdrawal of Tender.
E.	Forms of Letters from Fund to Unitholders in connection with Fund’s acceptance of tenders of Units.
F.	Email sent to Unitholders February 26, 2021.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set out in this statement is true, complete, and correct.

FSI LOW BETA ABSOLUTE RETURN FUND

By:	/s/ Gary W. Gould
	Name:	Gary W. Gould
	Title:	President, Principal Executive Officer

February 26, 2021